Exhibit 99.6

Email to All EU Employees

Dear EU colleagues,

By now you will have seen the news regarding the acquisition of InterMune. This is an exciting development for Roche and InterMune and will enable us to bring further benefit to European patients now and in the future.

As you will have read, InterMune’s lead medicine pirfenidone, used to treat patients with the respiratory disease idiopathic pulmonary fibrosis (IPF), received EU approval in 2011. InterMune’s European headquarters are currently in Muttenz, Switzerland which is just a few kilometers from Basel. They have built a strong European organization in record time, bringing together 180 employees over just three years.  Marketed as Esbriet in 15 European countries, the launch is considered one of the best orphan drug launches ever, Esbriet is widely reimbursed across the region and has made 11 consecutive quarters of growth.

Integration planning is already being considered and Jayson Dallas, GM for the UK will be the integration lead for Europe. More information will follow as we work out the details.

For the immediate future, the focus is on completing the deal and in the US gaining FDA approval of pirfenidone.
I very much look forward to extending a warm welcome to InterMune employees and working with them in the future.

Best regards,

Jennifer Cook
Head of Pharma Region Europe

ADDITIONAL INFORMATION AND WHERE TO FIND IT
THE TENDER OFFER FOR THE OUTSTANDING COMMON STOCK OF INTERMUNE HAS NOT BEEN COMMENCED. THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL INTERMUNE COMMON STOCK. THE SOLICITATION AND OFFER TO BUY INTERMUNE COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. AT THE TIME THE OFFER IS COMMENCED, ROCHE AND KLEE ACQUISITION CORPORATION, A WHOLLY OWNED SUBSIDIARY OF ROCHE, WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AND THEREAFTER, INTERMUNE WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT AND RELATED MATERIALS WILL BE FILED BY ROCHE AND INTERMUNE WITH THE SEC, AND INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY ROCHE AND INTERMUNE WITH

THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE SOLICITATION/RECOMMEDNATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BY INTERMUNE ATWWW.INTERMUNE.COM.